Exhibit 99.(i)

1900 K Street Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 29, 2020

Guardian Variable Products Trust

10 Hudson Yards

New York, New York 10001

Re:	Guardian Variable Products Trust
File Nos. 333-210205 and 811-23148

Dear Ladies and Gentlemen:

We have acted as counsel for Guardian Variable Products Trust (the “Trust” or the “Registrant”), a Delaware statutory trust, in connection with the filing of Post-Effective Amendment No. 19 to the Registrant’s registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) and Amendment No. 23 under the Investment Company Act of 1940, as amended (the “Registration Statement”) relating to the issuance and sale by the Registrant of its authorized shares, currently divided into several series (each, a “Fund” and, collectively, the “Funds”).

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware. We note that we are not admitted to practice law in the State of Delaware, and we have relied upon the provisions of the Delaware Statutory Trust Act.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Registrant and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of beneficial interest of each Fund, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP